Exhibit 99.1

Guess?, Inc. Announces Senior Management Changes

LOS ANGELES, Nov. 1, 2012 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today announced the resignations of two of its executive officers, J. Michael Prince, Chief Operating Officer, and Dennis Secor, Senior Vice President and Chief Financial Officer of the Company. Both are leaving to pursue other interests. Mr. Prince will remain with the Company until November 26, 2012 and Mr. Secor will remain with the Company until December 7, 2012.

Paul Marciano, Chief Executive Officer, stated, "We wish Michael and Dennis well in their future endeavors and thank them for their contributions to our Company. Given the depth of our management team, we expect a very smooth and orderly transition."

The Company does not have any immediate plans to replace the COO position and will realign these responsibilities among various senior executives. Michael Relich, Executive Vice President and Chief Information Officer, will assume additional operational responsibilities, including logistics. Mr. Relich has been with the Company as its CIO for eight years.

Nigel Kershaw, Vice President of Finance & Accounting, and Treasurer, will assume the role of Interim Chief Financial Officer as of December 7, 2012. Mr. Kershaw has been with the Company for the past seven years in various roles of increasing responsibility.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 28, 2012, the Company directly operated 511 retail stores in the United States and Canada and 300 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 815 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578